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FORM 4                                 U.S. SECURITIES AND EXCHANGE COMMISSION
-------                                           Washington D.C.  20549

[ ] Check this box if                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    no longer Subject
    to Section 16.      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    Form 4 or Form 5      Section 17(a) of the Public Utility Holding Company Act of 1935 or
    obligations may               Section 30(f) of the Investment Company Act 1940
    Continue. See
    Instructions 1(b)
- --------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person  |2.Issuer Name and Ticker or Trading Symbol   |6.Relationship of Reporting Person to  |
|                                        |                                             |  Issuer (Check all Applicable)        |
|   Maas          Frank           A.      |  World Wide Video, Inc. WWVD                |                                      |
|----------------------------------------|---------------------------------------------| _X_ Director       _X_ 10% Owner      |
|   (Last)        (First)        (MI)    |3.IRS Number of       |4.Statement for Month/|                                       |
|                                        |  Reporting Person    |  Year                | _X_ Officer (give  ___ Other          |
|                                        |  (Voluntary)         |                      |       title below)     (Specify below)|
|  808 Cromwell Court                    |                      |   7/2002             |                                       |
|----------------------------------------|                      |                      |  President                            |
|          (Street)                      |                      |----------------------|---------------------------------------|
|                                        |                      |5.If Amendment,Date of|7.Individual or Joint/Group Filing     |
|                                        |                      | Original (Month/Year)|  (Check Applicable Line)              |
|                                        |                      |                      |                                       |
|  Fredricksburg        VA        22701  |                      |                      | _X_ Form filed by One Reporting Person|
|----------------------------------------|                      |                      |                                       |
|  (City)            (State)     (Zip)   |                      |                      | ___ Form filed by More than one       |
|                                        |                      |                      |     Reporting Person                  |
|----------------------------------------|----------------------|----------------------|---------------------------------------|
|                                                                                                                              |
|                                       TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned        |
|------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security         |2.Transac-   |3.Trans.  |4.Security Acquired (A) or   |5.Amount of    |6.        |7.Nature of    |
|  (Instr. 3)                |  tion Date  |  Code    |  Disposed of (D)            |  Securities   |Ownership |  Indirect     |
|                            | (Mon/Day/Yr)|(Instr. 8)|  (Instr. 3, 4 & 5)          |  Beneficially |Form Dir. |  Beneficial   |
|                            |             |     |    |               |    |        |  Owned at End |(D) or    |  Ownership    |
|                            |             |     |    |               |(A) |        |  of Month     |Indirect  |  (Instr. 4)   |
|                            |             |Code | V  |     Amount    |(D) |  Price |  (Instr. 3&4) |(I)       |               |
|                            |             |     |    |               |    |        |               |(Instr. 4)|               |
|----------------------------|-------------|-----|----|---------------|----|--------|---------------|----------|---------------|
| Common Stock               | 7/8/02      |  S  |  V |       70,000  | D  | $0.030 |   7,571,500   |   D      |               |
|----------------------------|-------------|-----|----|---------------|----|--------|---------------|----------|---------------|
|                            | 7/18/02     |  P  |    |    2,000,000  | A  | $0.018 |   7,571,500   |   D      |               |
|----------------------------|-------------|-----|----|---------------|----|--------|---------------|----------|---------------|
|                            | 7/24/02     |  S  |    |       60,000  | D  | $0.020 |   7,571,500   |   D      |               |
|----------------------------|-------------|-----|----|---------------|----|--------|---------------|----------|---------------|
|                            | 7/25/02     |  S  |    |       40,000  | D  | $0.020 |   7,571,500   |   D      |               |
|----------------------------|-------------|-----|----|---------------|----|--------|---------------|----------|---------------|
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



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Explanation of Responses:

                                     /s/ Frank A. Maas                7/26/02
                                     ------------------------------- ----------
                                         Signature                      Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.